SUBSIDIARIES OF THE CORPORATION

          First National Bank of Chester County
          9 North High Street
          P.O. Box 523
          West Chester, PA  19381-0523

          Turks Head Properties, Inc.
          323 East Gay Street
          West Cheseter,  PA  19381-0523